Exhibit 99.1

MSCI Inc. Reports Financial Results for First Quarter 2015

-- Operating Revenues Increased 10%, Driven by 13% Increase in Performance Subscription Revenue --

-- Achieved Margin Expansion on Stronger Operating Results --

-- Subscription Run Rate Up 6%, Up 9% Excluding FX Impact --

-- Aggregate Retention Rate of 94%; Record Index Retention Rate of 97% --

-- Record $418 Billion in Quarter-End ETF Assets Linked to MSCI Indexes --

-- Board of Directors Declares Cash Dividend of $0.18 per Share for Second Quarter 2015 --

NEW YORK--(BUSINESS WIRE)--April 30, 2015--MSCI Inc. (NYSE:MSCI), a leading provider of research-based indexes and analytics, today announced results for the three months ended March 31, 2015 (“first quarter 2015”).

Henry A. Fernandez, Chairman and CEO of MSCI, commented, “In the first quarter, we continued to execute our growth strategy. We recorded 10% year-over-year revenue growth, driven by a 13% increase in revenues from our Performance subscription products, achieved solid margin expansion well in advance of our second half 2015 commitment and grew our subscription Run Rate by 9%, excluding the impact of foreign currency fluctuations.”

“The investments that we have made continue to build momentum as evidenced by strong retention levels and record AUM levels in ETFs linked to MSCI indexes driven by cash inflows and the strong, solution driven client wins that we recorded in risk management analytics,” continued Mr. Fernandez. “As we move through the remaining quarters of 2015, we will look to build on the first quarter and deliver further margin expansion.”

Highlights

(Note: Results exclude discontinued operations. Percentage changes refer to the comparable period in 2014, unless otherwise noted.)

  Revenue growth of 9.6% driven by 13.0% increase in Performance subscription revenue.
  Income from continuing operations of $49.6 million, or $0.44 per diluted share, compared to $47.1 million, or $0.40 per diluted share in first quarter 2014. Margin from continuing operations was 18.9%.
  Achieved margin expansion on stronger operating results; Adjusted EBITDA Margin of 41.0%.
  Operating expenses increased 8.6% to $174.0 million.
  Adjusted EBITDA Expenses3 of $155.1 million increased 8.4%.
  Adjusted EBITDA2 increased 11.4% to $107.7 million.
  Adjusted EPS1 increased 8.7% to $0.50 as a result of lower share count and stronger operating results.
  Total Run Rate grew 7.9% to $1,030.8 million for first quarter 2015; subscription Run Rate grew 5.9%, up 9.1%, excluding the impact of foreign currency fluctuations.
  Strong Aggregate Retention Rate of 94.4% with record index subscription retention rate of 97.2%.
  Board of Directors declares cash dividend of $0.18 per share for second quarter 2015.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from
	Mar. 31,	Mar. 31,	Mar. 31,
In thousands, except per share data	2015	2014	2014
Operating revenues	$262,769	$239,688	9.6%
Operating expenses	174,027	160,183	8.6%
Income from continuing operations	49,624	47,146	5.3%
% Margin from continuing operations	18.9%	19.7%
Net Income	$43,827	$80,399	(45.5%)

Diluted EPS from continuing operations	$0.44	$0.40	10.0%
Diluted EPS	$0.39	$0.68	(42.6%)

Adjusted EPS[1]	$0.50	$0.46	8.7%
Adjusted EBITDA[2]	$107,651	$96,603	11.4%
% Margin	41.0%	40.3%

Adjusted EBITDA Expenses[3]	$155,118	$143,085	8.4%

[1] Per share net income before income from discontinued operations, net of income taxes, and the after-tax impact of the amortization of intangible assets, debt payment and refinancing expenses. See Table 10 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[2] Net Income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization. See Table 9 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[3] Operating expenses, less depreciation and amortization. See Table 11 titled "Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

Summary of Results for First Quarter 2015 Compared to First Quarter 2014

Operating Revenues – See Table 4

Operating revenues for first quarter 2015 increased $23.1 million, or 9.6%, to $262.8 million compared to $239.7 million for the three months ended March 31, 2014 (“first quarter 2014”). The year-over-year increase consisted of a $17.3 million, or 8.9%, increase in recurring subscription revenues to $212.3 million, a $5.0 million, or 12.2%, increase in asset-based fees to $45.9 million and a $0.8 million, or 20.6%, increase in non-recurring subscription revenues to $4.6 million.

  Performance products (consisting of index, real estate and ESG products): Performance product revenues increased $17.7 million, or 12.8%, to $155.9 million.

  Subscription revenues grew by 13.0% to $110.0 million, driven by growth in revenues from equity index benchmark and ESG products. On an organic basis, excluding the impact of the acquisition of Governance Holdings Co. (“GMI Ratings”), subscription revenues grew by 11.2%.

  Revenues attributable to asset-based fees rose 12.2%, primarily driven by an increase of $61.7 billion, or 18.7%, in average assets under management (“AUM”) in ETFs linked to MSCI indexes. Higher trading volumes in futures and options contracts based on MSCI indexes and growth in assets from non-ETF passive funds also contributed to the increase.

  Analytics products (consisting of risk management analytics and portfolio management analytics products): Analytics product revenues increased $5.4 million, or 5.3%, to $106.8 million.

  Risk management analytics revenues increased $4.9 million, or 6.5%, to $80.5 million, due to higher revenues from sales of RiskManager, BarraOne, HedgePlatform and InvestorForce products.

  Portfolio management analytics revenues increased $0.5 million, or 1.9%, to $26.4 million, driven by higher revenues from sales of new equity models.

Operating Expenses – See Table 5

Total operating expenses from continuing operations rose $13.8 million, or 8.6%, from first quarter 2014 to $174.0 million and included a non-cash charge of $3.4 million attributable to the termination of a technology project related to the analytics products, of which $2.9 million was included in compensation costs.

Adjusted EBITDA Expenses, defined as operating expenses, less depreciation and amortization, were $155.1 million in first quarter 2015, an increase of $12.0 million, or 8.4%, compared to first quarter 2014. The increase in Adjusted EBITDA Expenses year-over-year was driven by higher compensation costs, partially offset by lower non-compensation expense.

Compensation costs: Total compensation costs increased 12.7% to $115.5 million for first quarter 2015 driven by a 10.1% increase in overall headcount and included $2.9 million of the non-cash charge of $3.4 million referenced above. Employees located in emerging market centers grew to 51% of the workforce, up from 47% a year ago, mitigating overall compensation expense growth.

Non-compensation costs: Non-compensation costs declined 2.5% to $39.6 million in first quarter 2015, primarily reflecting strong cost discipline which more than offset increases in technology-related expenses.

See Table 11 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Depreciation and amortization: Amortization of intangible assets totaled $11.7 million for first quarter 2015, an increase of 3.8% from a year ago. Depreciation and amortization of property, equipment and leasehold improvements increased 23.7% to $7.2 million, primarily reflecting higher depreciation associated with investments in technology infrastructure.

Other Expense (Income), Net

Other expense (income), net for first quarter 2015 was $11.1 million, an increase of $5.1 million from first quarter 2014. The increase was driven by higher interest expense resulting from the private offering of $800.0 million aggregate principal amount of 5.25% senior notes due November 15, 2024, which was completed in fourth quarter 2014.

Income Taxes – Continuing Operations

The provision for income taxes was $28.0 million for first quarter 2015, an increase of $1.7 million from first quarter 2014. The effective tax rate was 36.1% for first quarter 2015, versus 35.9% in first quarter 2014. The increase in the effective tax rate was primarily driven by operating profits generated in higher tax jurisdictions.

Income and EPS from Continuing Operations – See Table 10

Income from continuing operations increased $2.5 million, or 5.3%, to $49.6 million for first quarter 2015. Diluted EPS from continuing operations was $0.44, up 10.0% compared to first quarter 2014.

Adjusted Net Income, which excludes the after-tax impact of discontinued operations, debt repayment and refinancing expenses and the amortization of intangible assets, increased $2.7 million, or 5.0%, to $57.1 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of discontinued operations, debt repayment and refinancing expenses and the amortization of intangible assets, increased 8.7%, to $0.50. The increase in Adjusted EPS was primarily driven by a 4.3% decrease in the weighted average diluted shares outstanding and stronger operating results, partially offset by higher interest expense.

See Table 10 titled “Reconciliation of Adjusted EBITDA to Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 9

Adjusted EBITDA, which excludes income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, and depreciation and amortization, was $107.7 million, up 11.4% from first quarter 2014. Adjusted EBITDA Margin in first quarter 2015 was 41.0%, compared to 40.3% in first quarter 2014.

See Table 9 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Discontinued Operations

Loss from discontinued operations, net of income taxes was $5.8 million for first quarter 2015 and reflects the impact of an out-of-period income tax charge associated with tax obligations triggered upon the sale of ISS. Income from discontinued operations, net of income taxes was $33.3 million for first quarter 2014 and included a $30.6 million income tax benefit associated with establishing a net deferred tax asset on the difference between the ISS tax basis and book basis.

Net Income and EPS

Net income was $43.8 million for first quarter 2015, compared to $80.4 million in first quarter 2014. Diluted EPS was $0.39 for first quarter 2015, versus $0.68 for first quarter 2014.

The weighted average diluted shares outstanding in first quarter 2015 was 113.5 million, compared to 118.6 million in first quarter 2014. The 5.1 million decrease from first quarter 2014 was driven by the share repurchase program.

Total shares outstanding as of March 31, 2015 was 112.4 million.

Selected Balance Sheet, Cash Flow, Capital Expenditure and Capital Disclosures

Total cash and cash equivalents at the end of first quarter 2015 was $537.8 million, which includes $83.9 million held outside of the United States. Total debt as of March 31, 2015 was $800.0 million and net debt, defined as total debt less cash and cash equivalents, was $262.2 million. Total debt to Adjusted EBITDA ratio (based on trailing twelve months Adjusted EBITDA) was 1.9, which is within the previously stated financial guidance of maintaining leverage of 1.5 to 2.5.

Cash flows from operations for first quarter 2015 were $66.7 million, compared to $25.2 million in first quarter 2014.

Capital expenditures for first quarter 2015 were $6.3 million, compared to $10.1 million in first quarter 2014.

On April 29, 2015, the Board of Directors declared a cash dividend of $0.18 per share for second quarter 2015. The second quarter 2015 dividend is payable on May 29, 2015 to shareholders of record as of the close of trading on May 15, 2015.

Key Operating Metrics – See Table 6, 7, 8

Total Run Rate grew by $75.6 million, or 7.9%, to $1,030.8 million as of March 31, 2015, compared to March 31, 2014. Total subscription Run Rate grew by $46.9 million, or 5.9%, to $840.2 million as of March 31, 2015, compared to March 31, 2014. Excluding the impact of foreign currency exchange rate fluctuations and the acquisition of GMI Ratings, subscription Run Rate grew by 8.1%.

  Performance products (consisting of index, real estate and ESG products): Performance products total Run Rate grew by 12.7% to $613.2 million as of March 31, 2015. Performance products subscription Run Rate grew by 10.5%, to $422.6 million. Excluding the impact of foreign currency exchange rate fluctuations and the acquisition of GMI Ratings, performance products subscription Run Rate rose 10.9%. The increase in performance products subscription Run Rate was driven primarily by equity index benchmark and data products, aided by strong growth in ESG.

  Run Rate attributable to asset-based fees rose 17.7% to $190.6 million compared to March 31, 2014, primarily reflecting higher inflows into ETFs linked to MSCI indexes and non-ETF passive funds and higher trading volumes in futures and options contracts based on MSCI indexes.

  As of March 31, 2015, AUM in ETFs linked to MSCI indexes was $418.0 billion, an increase of $77.2 billion, or 22.7%, from March 31, 2014, driven by inflows of $74.5 billion. AUM in ETFs linked to MSCI indexes increased $44.7 billion, or 12.0% from December 31, 2014 driven by inflows of $31.7 billion.

  Analytics products (consisting of risk management analytics and portfolio management analytics products): Analytics products total Run Rate increased 1.6% to $417.6 million as of March 31, 2015. Excluding the impact of foreign currency exchange rate fluctuations, analytics products total Run Rate increased 5.6%.

  Risk management analytics Run Rate increased 0.6%, to $309.3 million as of March 31, 2015. Excluding the impact of foreign currency exchange rate fluctuations, risk management analytics Run Rate increased 5.1%, driven by growth from RiskManager, HedgePlatform and InvestorForce products.

  Portfolio management analytics Run Rate increased 4.7% to $108.4 million as of March 31, 2015. Excluding the impact of foreign currency exchange rate fluctuations, portfolio management analytics Run Rate grew by 7.2% driven by growth from sales of new equity models.

Full-Year 2015 Guidance

Previously, the Company had indicated that it expected to achieve margin expansion beginning in the second half of 2015. The Company achieved margin expansion in first quarter 2015 and expects to see continued margin expansion through the remainder of 2015, so this guidance metric has been removed. MSCI’s forward-looking guidance below for full-year 2015 remains unchanged:

  Full-year 2015 Adjusted EBITDA Expenses, defined as operating expenses, less depreciation and amortization and one-time and non-recurring expenses, are expected to be in the range of $620 million to $640 million.

  See Table 11 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.
  Full-year 2015 interest expense, including the amortization of financing fees, is expected to be approximately $45 million.
  Full-year 2015 cash flow from operations is expected to be in the range of $275 million to $325 million.
  Full-year 2015 capital expenditures, including software capitalization, are expected to be in the range of $55 million to $65 million.
  The effective tax rate for full-year 2015 is expected to be in the range of 35% to 36%.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review first quarter 2015 results on Thursday, April 30, 2015 at 11:00 am Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's website’s Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This press release and the related investor presentation, which will be presented by MSCI’s management during the conference call, will also be made available on that site.

An audio recording of the conference call will be available on our website’s Investor Relations homepage approximately two hours after the conclusion of the live event and will be accessible through May 2, 2015. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-800-585-8367 (passcode: 17910811) within the United States. International callers dial 1-404-537-3406 (passcode: 17910811). A replay of the conference call will be archived on the events and presentations section of MSCI’s website’s Investor Relations homepage for 12 months after the call.

-Ends-

About MSCI

For more than 40 years, MSCI’s research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 98 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect our actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015, as amended, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you subscribe to the notification service available through our website’s Investor Relations homepage by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net and depreciation and amortization.

Adjusted Net Income and Adjusted EPS are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes, and the after-tax impact of the amortization of intangible assets and debt repayment and refinancing expenses.

Adjusted EBITDA Expenses is defined as operating expenses, less depreciation and amortization.

We believe that adjusting for depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. Additionally, we believe that adjusting for income from discontinued operations, net of income tax, provides investors with a meaningful trend of results for our continuing operations. Finally, we believe that adjusting for one time, unusual or non-recurring expenses, such as debt repayment and refinancing expenses and the lease exit charge, is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted EBITDA Expenses, Adjusted Net Income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly-titled non-GAAP financial measures of other companies.

Table 2: MSCI Inc. Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
In thousands, except per share data	2015	2014	2014

Operating revenues	$262,769	$239,688	$251,105
Operating expenses
Cost of services	82,653	75,427	77,455
Selling, general and administrative	72,465	67,658	69,345
Amortization of intangible assets	11,702	11,270	11,591
Depreciation and amortization of property,
equipment and leasehold improvements	7,207	5,828	7,620
Total operating expenses	174,027	160,183	166,011

Operating income	88,742	79,505	85,094

Interest income	(204)	(156)	(226)
Interest expense	11,108	5,059	15,791
Other expense (income)	178	1,071	(1,199)
Other expenses (income), net	11,082	5,974	14,366

Income from continuing operations before
provision for income taxes	77,660	73,531	70,728

Provision for income taxes	28,036	26,385	27,459
Income from continuing operations	49,624	47,146	43,269

Income (loss) from discontinued operations, net of
income taxes	(5,797)	33,253	1,071

Net Income	$43,827	$80,399	$44,340

Earnings per basic common share from:
Continuing operations	$0.44	$0.40	$0.38
Discontinued operations	(0.05)	0.28	0.01
Earnings per basic common share	$0.39	$0.68	$0.39

Earnings per diluted common share from:
Continuing operations	$0.44	$0.40	$0.38
Discontinued operations	(0.05)	0.28	0.01
Earnings per diluted common share	$0.39	$0.68	$0.39

Weighted average shares outstanding used
in computing earnings per share:

Basic	112,520	117,582	112,299
Diluted	113,522	118,597	113,289

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)
	As of
	Mar. 31,	Dec. 31,	Mar. 31,
In thousands	2015	2014	2014

Cash and cash equivalents	$537,751	$508,799	$260,450
Accounts receivable, net of allowances	$184,827	$178,717	$191,905

Deferred revenue	$344,267	$310,775	$314,247
Current maturities of long-term debt	$-	$-	$19,775
Long-term debt, net of current maturities	$800,000	$800,000	$783,065

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change from
	Mar. 31,	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,
In thousands	2015	2014	2014	2014	2014
Performance products
Subscriptions	$110,044	$97,343	$100,228	13.0%	9.8%
Asset-based fees	45,880	40,900	45,453	12.2%	0.9%
Performance products total	155,924	138,243	145,681	12.8%	7.0%
Analytics products
Risk management analytics	80,476	75,580	79,472	6.5%	1.3%
Portfolio management analytics	26,369	25,865	25,952	1.9%	1.6%
Analytics products total	106,845	101,445	105,424	5.3%	1.3%

Total operating revenues	$262,769	$239,688	$251,105	9.6%	4.6%

Recurring subscriptions	$212,286	$194,972	$201,088	8.9%	5.6%
Asset-based fees	45,880	40,900	45,453	12.2%	0.9%
Non-recurring subscription revenue	4,603	3,816	4,564	20.6%	0.9%

Total operating revenues	$262,769	$239,688	$251,105	9.6%	4.6%

Table 5: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	Mar. 31,	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,
In thousands	2015	2014	2014	2014	2014
Cost of services
Compensation[1]	$65,261	$56,282	$57,340	16.0%	13.8%
Non-compensation	17,392	19,145	20,115	(9.2%)	(13.5%)
Total cost of services	$82,653	$75,427	$77,455	9.6%	6.7%

Selling, general and administrative
Compensation[2]	$50,210	$46,133	$44,224	8.8%	13.5%
Non-compensation	22,255	21,525	25,121	3.4%	(11.4%)
Total selling, general and administrative	$72,465	$67,658	$69,345	7.1%	4.5%

Amortization of intangible assets	11,702	11,270	11,591	3.8%	1.0%
Depreciation and amortization of property,
equipment and leasehold improvements	7,207	5,828	7,620	23.7%	(5.4%)
Total operating expenses	$174,027	$160,183	$166,011	8.6%	4.8%

Compensation[3]	$115,471	$102,415	$101,564	12.7%	13.7%
Non-compensation	39,647	40,670	45,236	(2.5%)	(12.4%)
Amortization of intangible assets	11,702	11,270	11,591	3.8%	1.0%
Depreciation and amortization of property,
equipment and leasehold improvements	7,207	5,828	7,620	23.7%	(5.4%)
Total operation expenses	$174,027	$160,183	$166,011	8.6%	4.8%
[1] Includes stock-based compensation expense of $2.8 million, $1.7 million, and $2.8 million for quarterly periods ended Mar. 31, 2015, Mar. 31, 2014, and Dec. 31, 2014, respectively.
[2] Includes stock-based compensation expense of $4.2 million, $3.0 million, and $3.3 million for quarterly periods ended Mar. 31, 2015, Mar. 31, 2014, and Dec. 31, 2014, respectively.
[3] Includes stock-based compensation expense of $7.0 million, $4.7 million, and $6.1 million for quarterly periods ended Mar. 31, 2015, Mar. 31, 2014, and Dec. 31, 2014, respectively.

Table 6: Key Operating Metrics (unaudited)[1]

	As of			% Change from
	Mar. 31,	Mar. 31,	Dec. 31,	Mar. 31,	Dec. 31,
In thousands	2015	2014	2014	2014	2014

Run Rates[2]
Performance products
Subscription	$422,581	$382,383	$414,490	10.5%	2.0%
Asset-based fees	190,581	161,882	174,558	17.7%	9.2%
Performance products total	613,162	544,265	589,048	12.7%	4.1%
Analytics products
Risk management analytics	309,284	307,460	310,339	0.6%	(0.3%)
Portfolio management analytics	108,364	103,531	107,338	4.7%	1.0%
Analytics products total	417,648	410,991	417,677	1.6%	__%

Total	$1,030,810	$955,256	$1,006,725	7.9%	2.4%

Subscription total	$840,229	$793,374	$832,167	5.9%	1.0%
Asset-based fees total	190,581	161,882	174,558	17.7%	9.2%
Total Run Rate	$1,030,810	$955,256	$1,006,725	7.9%	2.4%

New recurring subscription sales	$29,525	$30,422	$31,932	(3.0%)	(7.5%)
Subscription cancellations	(11,650)	(13,978)	(17,024)	(16.7%)	(31.6%)
Net new recurring subscription sales	$17,875	$16,444	$14,908	8.7%	19.9%
Non-recurring sales	$4,415	$4,798	$5,076	(8.0%)	(13.0%)

Employees	2,889	2,623	2,926	10.1%	(1.3%)
% Employees by location
Developed Market Centers	49%	53%	49%
Emerging Market Centers	51%	47%	51%
[1] Operating metrics have been restated for previous periods to exclude discontinued operations.
[2] The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we then provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETF fees, the market value on the last trading day of the period, and for non-ETF funds and futures and options, the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Table 7: ETF Assets Linked to MSCI Indexes[1] (unaudited)
	Three Months Ended 2014				Year Ended	Three Months Ended
In billions	Mar.	Jun.	Sep.	Dec.	Dec. 2014	Mar. 2015
Beginning Period AUM in ETFs
linked to MSCI Indexes	$332.9	$340.8	$378.7	$377.9	$332.9	$373.3

Cash Inflow/(Outflow)	6.6	22.7	16.4	3.7	49.4	31.7
Market Appreciation/(Depreciation)	1.3	15.2	(17.2)	(8.3)	(9.0)	13.0
Period End AUM in ETFs
linked to MSCI Indexes	$340.8	$378.7	$377.9	$373.3	$373.3	$418.0

Period Average AUM in ETFs
linked to MSCI Indexes	$330.8	$359.6	$385.9	$373.6	$362.5	$392.5

Source: Bloomberg and MSCI
[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.

Table 8: Supplemental Operating Metrics (unaudited)

Sales & Cancellations
	Three Months Ended 2014				Year Ended	Three Months Ended
In thousands	Mar.	Jun.	Sep.	Dec.	Dec. 2014	Mar. 2015
New recurring subscription sales	$30,422	$29,078	$26,211	$31,932	$117,643	$29,525

Subscription cancellations	(13,978)	(13,173)	(10,479)	(17,024)	(54,655)	(11,650)
Net new recurring subscription sales	$16,444	$15,905	$15,732	$14,908	$62,989	$17,875

Non-recurring sales	$4,798	$5,671	$4,626	$5,076	$20,170	$4,415

Total sales	$21,242	$21,576	$20,358	$19,984	$83,159	$22,290

Aggregate & Core Retention Rates
	Three Months Ended 2014				Year Ended	Three Months Ended
	Mar.	Jun.	Sep.	Dec.	Dec. 2014	Mar. 2015
Aggregate Retention Rate[1]
Performance products	94.9%	94.1%	95.1%	93.0%	94.2%	95.9%
Analytics products
Risk management analytics	91.0%	91.6%	94.4%	88.6%	91.4%	93.1%
Portfolio management analytics	90.6%	94.8%	93.6%	93.2%	93.0%	92.2%
Analytics products total	90.9%	92.4%	94.2%	89.7%	91.8%	92.9%

Total Aggregate Retention Rate	92.8%	93.2%	94.6%	91.3%	93.0%	94.4%

Core Retention Rate[1]
Performance products	94.9%	94.1%	95.2%	93.2%	94.2%	95.9%
Analytics products
Risk management analytics	91.0%	91.6%	94.6%	89.2%	91.6%	93.1%
Portfolio management analytics	93.4%	95.8%	94.8%	93.4%	94.3%	92.2%
Analytics products total	91.6%	92.7%	94.6%	90.3%	92.3%	92.9%

Total Core Retention Rate	93.2%	93.3%	94.9%	91.7%	93.2%	94.4%
[1] The Aggregate Retention Rates for a period are calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention to not renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rate, the same methodology is used except the cancellations in the period are reduced by the amount of product swaps.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

.		Three Months Ended
		Mar. 31,	Mar. 31,	Dec. 31,
In thousands		2015	2014	2014
Net Income		$43,827	$80,399	$44,340
Less:	Income (loss) from discontinued
	operations, net of income taxes	5,797	(33,253)	(1,071)

Income from continuing operations		49,624	47,146	43,269
Plus:	Provision for income taxes	28,036	26,385	27,459
Plus:	Other expense (income), net	11,082	5,974	14,366
Operating income		$88,742	$79,505	$85,094
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	7,207	5,828	7,620
Plus:	Amortization of intangible assets	11,702	11,270	11,591
Adjusted EBITDA		$107,651	$96,603	$104,305

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended
		Mar. 31,	Mar. 31,	Dec. 31,
In thousands, except per share data		2015	2014	2014
Net Income		$43,827	$80,399	$44,340
Less:	Income (loss) from discontinued operations,
	net of income taxes	5,797	(33,253)	(1,071)

Income from continuing operations		49,624	47,146	43,269
Plus:	Amortization of intangible assets	11,702	11,270	11,591
Plus:	Debt repayment and refinancing expenses	-	-	7,944
Less:	Income tax effect	(4,224)	(4,044)	(7,273)
Adjusted Net Income		$57,102	$54,372	$55,531

Diluted EPS		$0.39	$0.68	$0.39
Less:	Earnings per diluted common share from
	discontinued operations	0.05	(0.28)	(0.01)
Earnings per diluted common share from
	continuing operations	0.44	0.40	0.38
Plus:	Amortization of intangible assets	0.10	0.09	0.10
Plus:	Debt repayment and refinancing expenses	-	-	0.07
Less:	Income tax effect	(0.04)	(0.03)	(0.06)
Adjusted EPS		$0.50	$0.46	$0.49

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

		Three Months Ended			Full Year
		Mar. 31,	Mar. 31,	Dec. 31,	2015
In thousands		2015	2014	2014	Outlook
Total operating expenses		$174,027	$160,183	$166,011	$702,000 - $724,000
Less:	Depreciation and amortization of
	property, equipment and leasehold
	improvements, and amortization of
	intangible assets	(18,909)	(17,098)	(19,211)	82,000 - 84,000
Adjusted EBITDA Expenses		$155,118	$143,085	$146,800	$620,000 - $640,000

CONTACT:
MSCI Inc.
New York
Stephen Davidson, + 1 212 981 1090
or
Media Inquiries
New York
Kristin Meza, + 1 212 804 5330
or
London
Paul Griffin, + 44 20 7618 2594
or
MHP Communications
Sally Todd/Christian Pickel, + 44 20 3128 8754